Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 15 ☒

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CPG CARLYLE COMMITMENTS FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

125 West 55th Street
New York, New York 10119
(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
125 West 55th Street
New York, New York 10119
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

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Check each box that appropriately characterizes the Registrant:

☒       Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐       Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐       Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐       A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐       Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐       Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐       If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐       New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG CARLYLE COMMITMENTS FUND, LLC

March 2022

Supplement to the Confidential Memorandum

Dated March 30, 2018

A REGISTRATION STATEMENT TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES HAS BEEN FILED BY CPG CARLYLE COMMITMENTS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE CONFIDENTIAL MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

THE CARLYLE GROUP INC. (AND ITS AFFILIATES) (COLLECTIVELY, "CARLYLE") IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE COMMITMENTS MASTER FUND, LLC (THE "MASTER FUND"). FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND. CERTAIN INFORMATION IN THE CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THE CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH THEREIN OR HEREIN. FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, CENTRAL PARK ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE CONFIDENTIAL MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE CONFIDENTIAL MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

CPG Carlyle Commitments Fund, LLC Supplement

March 2022

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated March 30, 2018, as amended or supplemented from time to time (the "Memorandum") of CPG Carlyle Commitments Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application/Subscription Agreement.

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The following supplements and supersedes any contrary information contained in the sections of the Memorandum entitled "Summary of Terms—The Adviser", "Management of the Fund—The Adviser" and "Management of the Fund—Investment Advisory Agreement":

On October 21, 2021, Central Park Group, the parent company of the Adviser, and Macquarie Management Holdings, Inc. ("Macquarie") announced that they had entered into an agreement whereby Macquarie agreed to acquire Central Park Group, subject to the satisfaction or appropriate waiver of certain closing conditions (the "Transaction"). At a special meeting of Fund Investors held on February 25, 2022, Investors approved a new investment advisory agreement with the Adviser (the "New Agreement"). Investors were asked to approve the New Agreement as, upon the closing of the Transaction, the investment advisory agreement then in place between the Adviser and the Fund (the "Prior Agreement") would automatically terminate in accordance with its terms and applicable law.

On March 11, 2022, Central Park Group and Macquarie announced that the Transaction had closed earlier that day (the "Closing"). The Adviser, now a wholly-owned subsidiary of Macquarie, will continue to operate as "Central Park Advisers, LLC," and the Fund will continue to be managed by the same investment personnel who, prior to the Closing, were employed by the Adviser.

The New Agreement is identical in all material respects to the Prior Agreement, except that the New Agreement provides that the Fund may bear a portion of expenses associated with personnel of the Adviser or its affiliates providing legal services to the Fund (including, without limitation, the review and updating of the registration statement, review of investor reports, preparing materials relating to Board and investor meetings, the negotiation of service provider agreements and other contracts for the Fund and the preparation and review of various regulatory filings for the Fund) and producing Fund regulatory materials (including, without limitation, the production and formatting of investor reports and offering documents for the Fund). The Prior Agreement did not specifically provide for the allocation of certain internal expenses. None of these expenses will be allocated to the Fund for a period of at least two years following the Closing. Macquarie believes that the provision by personnel of the Adviser or its affiliates of such services currently provided by external counsel and service providers will be more cost-efficient for the Fund. There is no guarantee, however, that this expectation will prove to be true.

The New Agreement will continue in effect for an initial period of two years from the Closing, and may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Fund. The New Agreement will automatically terminate in the event of its "assignment" (as defined in the 1940 Act).

The following supplements and supersedes any contrary information contained in the section of the Memorandum entitled "The Fund":

As a result of the Closing, the Adviser's new principal office is located at 125 West 55th Street, New York, New York 10019. Accordingly, all references in the Memorandum to the offices of the Fund and the Adviser are deleted in their entirety and replaced with the foregoing address. The office telephone number remains (212) 317-9200, and the Adviser continues to maintain an office at 500 Fifth Avenue, 31st Floor, New York, NY 10110.

The following supersedes the portion of the table set forth in the section of the Memorandum entitled "Management of the Fund" with regard to the Fund's officers who are not Directors:

Name, Age, Address[1] and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years
Michael Mascis (54) Principal Accounting Officer	Term — Indefinite Length — Since Inception	Chief Financial Officer of Central Park Group, LLC since 2006
Seth L. Pearlstein (55) Chief Compliance Officer	Term — Indefinite Length — Since June 1, 2016	Chief Compliance Officer of Central Park Advisers, LLC since 2015
Gregory Brousseau (66) Vice President	Term — Indefinite Length — Since October 1, 2018	Co-Chief Executive Officer of Central Park Group, LLC since 2006
Ruth Goodstein (61) Vice President	Term — Indefinite Length — Since October 1, 2018	Chief Operating Officer of Central Park Group, LLC since 2006
Anthony G. Ciavarelli (49) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2002
David F. Connor (58) Vice President	Term — Indefinite Length — Since March 11, 2022	General Counsel of Macquarie Asset Management Public Investments Americas since 2015
Graeme Conway (47) Vice President	Term — Indefinite Length — Since March 11, 2022	Chief Commercial Officer and Head of Strategic Solutions of Macquarie Asset Management since 2012
Michael E. Dresnin (49) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2005
Jerel A. Hopkins (50) Vice President	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2004
Earthen Johnson (38) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2017; Associate of Drinker Biddle & Reath LLP (2011 – 2017)
Brian Murray (55) Vice President	Term — Indefinite Length — Since March 11, 2022	Chief Compliance Officer of Macquarie Asset Management Public Investments since 2017; Chief Compliance Officer of Macquarie Asset Management (2004 – 2017)
Richard Salus (58) Vice President	Term — Indefinite Length — Since March 11, 2022	Global Head of Fund Services of Macquarie Asset Management since 2016
Jennifer Shields (47) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2016
Emilia Wang (47) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2007
Kathryn Williams (51) Assistant Secretary	Term — Indefinite Length — Since March 11, 2022	Associate General Counsel of Macquarie Asset Management since 2001

[1]	The address for each officer is 125 West 55th Street, New York, New York 10019.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia).  The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank.  Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities.  In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the fiscal year ended March 31, 2021, including the reports of the Registrant's and CPG Carlyle Commitments Master Fund, LLC's independent registered public accounting firm, and the unaudited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for the semi-annual period ended September 30, 2021, are incorporated by reference to the Registrant's Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012 (the "Registration Statement").

	(a)(2)	Certificate of Amendment is incorporated by reference to Exhibit (a)(2) of Amendment No. 6 to the Registration Statement, filed on March 22, 2017 ("Amendment No. 6").

	(a)(3)	Certificate of Amendment is incorporated by reference to Exhibit (a)(3) of Amendment No. 6.

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement, dated March 16, 2017 is incorporated by reference to Exhibit (a)(4) of Amendment No. 6.

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 3 to the Registration Statement, filed on November 25, 2015 ("Amendment No. 3").

	(d)(2)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Form of Investment Advisory Agreement is filed herewith.

	(h)(1)	Form of Placement Agency Agreement is incorporated by reference to Exhibit (h)(1) of Amendment No. 3.

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement is incorporated by reference Exhibit (h)(2) of Amendment No. 8 to the Registration Statement, filed on April 10, 2018.

(h)(3)	Form of Distribution Plan, as amended and restated, is incorporated by reference to Exhibit (h)(3) of Amendment No. 6.

(i)	Not Applicable

(j)(1)	Form of Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j) of Amendment No. 3.

(j)(2)	Form of Amendment to Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 10 to the Registration Statement, filed on April 7, 2020 ("Amendment No. 10").

(k)(1)	Form of Services Agreement is incorporated by reference Exhibit (k)(1) of Amendment No. 9 to the Registration Statement, filed on July 19, 2019.

(k)(2)	Form of Escrow Agreement with respect to Class A Units of Beneficial Interest is incorporated by reference to Exhibit (k)(2) of Amendment No. 10.

(k)(3)	Form of Escrow Agreement with respect to Class I Units of Beneficial Interest is incorporated by reference to Exhibit (k)(3) of Amendment No. 10.

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of the Registrant, as revised November 19, 2021, is incorporated by reference to Exhibit (r)(1) of Amendment No. 14 to the Registration Statement, filed on December 30, 2021 ("Amendment No. 14").

(r)(2)	Code of Ethics of Central Park Advisers, LLC, updated September 2021, is incorporated by reference to Exhibit (r)(2) of Amendment No. 14.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees
Blue Sky fees
Printing
Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of January 31, 2022:

Title of Class	Number of Record Holders

Class A Units of Beneficial Interest	3,938
Class I Units of Beneficial Interest	2,627

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(4) to Amendment No. 6, and to Paragraph 7 of the Registrant's Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g) hereto. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

SS&C Technologies, Inc., and its affiliates, DST Asset Manager Solutions, Inc. and ALPS Fund Services, Inc., serve as the Registrant's administrator, and maintain certain required accounting related and financial books and records of the Registrant at 430 W. 7th Street, Kansas City, Missouri 64105-1594 and 1290 Broadway, Suite 1100, Denver, Colorado 80203. The other required books and records are maintained by Central Park Advisers, LLC at 500 Fifth Avenue, 31st Floor, New York, New York 10110.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 11th day of March, 2022.

CPG CARLYLE COMMITMENTS FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(g)	Form of Investment Advisory Agreement